Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Independent Registered Public Accounting Firm” in the Statements of Additional Information dated May 29, 2026, and included in this Post-Effective Amendment No. 470 to the Registration Statement (Form N-1A, File No. 333-150525) of Direxion Shares ETF Trust (the “Registration Statement”).

/s/ Ernst & Young LLP

Minneapolis, MN

May 29, 2026